EXHIBIT 99.1

F I N A N C I A L RELATIONS BOARD	n e w s

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE June 11, 2013

BOARD ANNOUNCES REINSTATEMENT OF DIVIDEND

Johnson City, Tenn, June 11, 2013 – NN, Inc. (Nasdaq: NNBR) announced that earlier today its Board of Directors declared a quarterly cash dividend of $0.06 per common share. The dividend will be paid on July 9, 2013, to shareholders of record as of the close of business on June 25, 2013.

“The reinstatement of a quarterly cash dividend is the product of our strong cash flow and debt retirement performance over the last three years which has significantly strengthened our balance sheet, said Mr. Rich Holder, President and Chief Executive Officer.  “This provides us with the ability and the opportunity to fund key strategic organic and acquisitive growth initiatives as well as return value to our shareholders in the form of cash dividends.  Subject to declaration by the Board of Directors, we plan to continue to pay quarterly dividends at a rate that provides a meaningful return to our shareholders.”

NN, Inc. manufactures and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $370 million in 2012.